Exhibit 99.2

Certain Financial and Other Data and Risk Factors

Unless the context otherwise requires, the terms “Company,” “AFCG,” “we,” “us” or “our” refer to AFC Gamma, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements in this document other than statements of current or historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we intend such statements to be covered by the safe harbor provisions contained therein. These forward-looking statements are based on our current intent, belief, expectations and views of future events. You can identify these forward-looking statements often, but not always, by words or phrases such as “can,” “could,” “continuing,” “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “ongoing,” “plan,” “predict,” “potential,” “project,” “should,” “seeks,” “believe,” “likely to” and similar words, phrases or expressions.

These statements are only predictions and involve estimates, known and unknown risks, assumptions, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

•	use of proceeds of our common stock offerings;

•	our business and investment strategy;

•	the impact of COVID-19 on our business and the United States and global economies;

•	the ability of AFC Management, LLC (our “Manager”) to locate suitable loan opportunities for us, monitor, service and administer our loans and execute our investment strategy;

•	allocation of loan opportunities to us by our Manager;

•	our projected operating results;

•
actions and initiatives of the U.S. or state governments and changes to government policies and the execution and impact of these actions, initiatives and policies, including the fact that cannabis remains illegal under federal law and certain state laws;

•	the estimated growth in and evolving market dynamics of the cannabis market;

•	the demand for cannabis cultivation and processing facilities;

•	shifts in public opinion regarding cannabis;

•	the state of the U.S. economy generally or in specific geographic regions;

•	economic trends and economic recoveries;

•	the amount, collectability and timing of our cash flows, if any, from our loans;

•	our ability to obtain and maintain financing arrangements;

•	our expected leverage;

•	changes in the value of our loans;

•	our expected portfolio of loans;

•	our expected investment and underwriting process;

•	rates of default or decreased recovery rates on our loans;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	changes in interest rates of our loans and impacts of such changes on our results of operations, cash flows and the market value of our loans;

•	interest rate mismatches between our loans and our borrowings used to fund such loans;

•	the departure of any of the executive officers or key personnel supporting and assisting us from our Manager or its affiliates;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

•	our ability to qualify and maintain our qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes;

•	estimates relating to our ability to make distributions to our stockholders in the future;

•	our understanding of our competition; and

•	market trends in our industry, interest rates, real estate values, the securities markets or the general economy.

You should read this document completely and with the understanding that our actual future results may be materially different from and worse than what we expect. Moreover, we operate in a rapidly evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all the risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this document relate only to events or information as of the date on which the statements are made in this document. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PIPELINE AND PORTFOLIO UPDATE

As of September 30, 2021, we had originated and funded loans totaling approximately $296.9 million in aggregate original commitment amount to companies operating in the cannabis industry, had approximately $244.1 million of loans outstanding and were committed to approximately $53.9 million in additional loans and commitments from existing loans, with approximately $921.0 million of potential loans actively under review in our pipeline.

From January 1, 2020 through September 30, 2021, the members of our management team, provided by our Manager, and the members of the investment committee of our Manager had reviewed 389 loan opportunities. As of September 30, 2021, we had funded 19 loans, of which one has been repaid and two have been sold, had entered into a non-binding term sheet for one loan and were evaluating 62 other loans.

Our Portfolio

As of September 30, 2021, our portfolio was comprised of loans to 15 different borrowers, totaling approximately $244.1 million in total principal amount, with approximately $53.9 million in additional unfunded loan commitments to such borrowers. As of September 30, 2021, our loan portfolio had a weighted-average estimated yield-to-maturity (“YTM”) of approximately 21% and was secured by real estate, cash flows, licenses and with respect to certain of our loans, substantially all assets of the borrowers and certain of their subsidiaries. Estimated YTM includes a variety of fees and features that enhance the total yield, which may include, but is not limited to, original issue discount (“OID”), exit fees, prepayment fees, and unused fees. We recognize OID as a discount to the funded loan principal and accrete it to income over the term of the loan. In some cases, we may receive the option to assign the right (each an “Assigned Right”) to acquire warrants and/or equity of the borrower as part of the consideration for us to provide a loan to such borrower, which we promptly sell and recognize as additional OID. During the period from July 31, 2020 (date of commencement of operations) through September 30, 2021, we sold all of our Assigned Rights to either (a) our affiliate, AFC Warehouse Holding, LLC (“AFC Warehouse”), using a sale price based on fair value as determined by the Audit and Valuation Committee of our Board of Directors (our “Board”) based on various subjective and objective factors, including input from an independent third-party valuation firm that we currently retain to provide input on the valuation of such assets or (b) the third-party administrative agent under the applicable loans. The below summarizes our loan portfolio as of September 30, 2021, unless otherwise specified.

Loan Names	Status	Original Funding Date(1)	Loan Maturity	AFCG Loan, net of Syndication	% of Total AFCG Portfolio	Principal Balance as of 9/30/2021	Cash Interest Rate	Paid in Kind (“PIK”)	Fixed/ Floating	Amortization During Term	Estimated YTM(2)(3)
Public Co. A - Real Estate Loan	Funded:	7/3/2019	1/26/2023	$2,940,000	0.99%	$2,940,000	12.00%	2.00%	Fixed	No	19%
Public Co. A - Equipment Loans	Funded:	8/5/2019	3/5/2024	4,000,000	1.35%	2,777,441	12.00%	N/A	Fixed	Yes	19%
Private Co. A(4)	Funded:	5/8/2020	5/8/2024	62,500,000	21.05%	63,391,846	13.00%	3.36%	Fixed	Yes	22%
Private Co. B	Funded:	9/10/2020	9/1/2023	10,500,000	3.54%	10,663,701	13.00%	4.00%	Fixed	Yes	26%
Private Co. C	Funded:	11/5/2020	12/1/2025	22,000,000	7.41%	19,333,871	13.00%	4.00%	Floating	Yes	22%
Sub. of Public Co. D(5)	Funded:	12/18/2020	12/18/2024	10,000,000	3.37%	10,000,000	12.88%	N/A	Fixed	No	14%
Private Co. D	Funded:	12/23/2020	1/1/2026	12,000,000	4.04%	12,169,041	13.00%	2.00%	Fixed	Yes	20%
Private Co. E	Funded:	3/30/2021	4/1/2026	21,000,000	7.07%	14,220,552	13.00%	4.00%	Floating	Yes	26%
Private Co. F	Funded:	4/27/2021	5/1/2026	13,000,000	4.38%	9,799,658	13.00%	4.00%	Fixed	Yes	29%
Public Co. E(5)	Funded:	4/29/2021	4/29/2025	5,000,000	1.68%	5,000,000	13.00%	N/A	Fixed	Yes	17%
Sub. of Private Co. G(6)	Funded:	4/30/2021	5/1/2026	65,400,000	22.02%	42,945,657	12.40%	1.70%	Floating	Yes	20%
Sub. of Private Co. H(7)	Funded:	5/11/2021	5/11/2023	5,781,250	1.95%	5,781,250	15.00%	N/A	Fixed	No	20%
Public Co. F	Funded:	5/21/2021	5/30/2023	10,000,000	3.37%	10,000,000	9.75%	N/A	Fixed	No	12%
Private Co. I	Funded:	7/14/2021	8/1/2026	10,075,000	3.39%	10,109,310	13.00%	2.50%	Floating	Yes	18%
Private Co. K	Funded:	8/20/2021	8/3/2026	19,750,000	6.65%	7,000,000	13.00%	0	Floating	Yes	17%
Private Co. J	Funded:	8/30/2021	9/1/2025	23,000,000	7.75%	18,002,000	13.00%	2.00%	Floating	Yes	19%

			SubTotal	$296,946,250	100.0%	$244,134,329	12.8%	2.4%			21%

											Weighted Average

Borrower names have been kept confidential due to confidentiality agreement obligations.

(1)	All loans originated prior to July 31, 2020 were purchased from an affiliated entity at fair value which approximated accreted and/or amortized cost plus accrued interest on July 31, 2020.

(2)
Estimated YTM includes a variety of fees and features that affect the total yield, which may include, but is not limited to, OID, exit fees, prepayment fees, unused fees and contingent features. OID is recognized as a discount to the funded loan principal and is accreted to income over the term of the loan. Loans originated before July 31, 2020 were acquired by us, net of unaccreted OID, which we accrete to income over the remaining term of the loan. In some cases, additional OID is recognized from additional purchase discounts attributed to the fair value of equity positions that were separated from the loans prior to our acquisition of such loans.

The estimated YTM calculations require management to make estimates and assumptions, including, but not limited to, the timing and amounts of loan draws on delayed draw loans, the timing and collectability of exit fees, the probability and timing of prepayments and the probability of contingent features occurring. For example, our credit agreements with Private Company C, Private Company E, and Private Company F contain provisions pursuant to which certain PIK interest rates and fees earned by us under such credit agreements will decrease upon the satisfaction of certain specified criteria which we believe may improve the risk profile of the applicable borrower. To be conservative, we have not assumed any prepayment penalties or early payoffs in our estimated YTM calculation. Estimated YTM is based on current management estimates and assumptions, which may change. Actual results could differ from those estimates and assumptions.

(3)
Estimated YTM for the loans with Public Company A, Private Company A, Private Company D, and Private Company E is enhanced by purchase discounts attributed to the fair value of equity warrants that were separated from the loans prior to our acquisition of such loans. The purchase discounts accrete to income over the respective remaining terms of the applicable loans.

(4)
PIK rate for Private Company A represents a blended rate of the differing PIK rates applicable to each of the two tranches included in the senior secured term loan credit facility with Private Company A (as may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Private Company A Credit Facility”).

(5)
Loans to Subsidiary of Public Company D and Public Company E do not reflect each borrower’s option to request a maturity extension for an additional 364 days from the respective original loan maturity date, each of which we are not obligated to grant.

(6)
Cash interest and PIK rates for the Subsidiary of Private Company G represents a blended rate of the differing cash interest and PIK rates applicable to each of the three tranches included in the senior secured term loan credit facility with the Subsidiary of Private Company G (the “Sub. of Private Co. G Credit Facility”).

(7)
Loan to Subsidiary of Private Company H does not reflect the borrower’s option to request up to two maturity extensions each for an additional six months from the then-existing loan maturity date. The first extension, which is available at the borrower’s sole option, is subject to a payment of a 2.0% fee. The second extension is subject to the approval of all lenders.

Illustrative Description of Borrowers:

Public Company A

Single-state cultivator, producer and full-service brand fulfillment partner that produces a wide range of products in the Nevada market. Public Company A operates a +/- 400,000 square foot greenhouse and 55,000 square foot processing and custom packaging facility, which is capable of producing 140,000 pounds of dry flower per year. The real estate collateral of Public Company A consists of a greenhouse and processing facility in Nevada.

Private Company A

Multi-state operator with operations in six states and licenses in seven states. Private Company A is a vertically integrated cultivator and retailer of both medical and adult-use cannabis that primarily operates under its own brand. Private Company A’s business segments include cultivation, extraction and processing, retail products, and dispensaries. The real estate collateral of Private Company A consists of three cultivation facilities across Arizona and Michigan and eleven dispensaries across Arizona, Maryland, Massachusetts and Michigan.

Private Company B

Single-state operator currently constructing an indoor cultivation facility to wholesale product to the medical and adult use markets in Michigan. Private Company B produces high-end cannabis strains and intends to focus on the high-end, top-tier cannabis niche. The management team has over 20 years’ experience in the cannabis industry, including ten years in Michigan. The real estate collateral for Private Company B consists of a cultivation facility in Michigan.

Private Company C

Single-state vertically integrated cultivator and retailer of medical cannabis. Private Company C operates under a Chapter 20 Clinical Registrant license and has partnered to collaborate on multifaceted studies to substantiate safety and positive therapeutic outcomes. Private Company C currently operates a cultivation facility and three dispensaries with the ability to add three additional dispensary locations. The real estate collateral of Private Company C consists of a cultivation facility, which is still under partial construction, and three dispensaries in Pennsylvania. The cultivation facility is expected to be fully completed November 2021.

Subsidiary of Public Company D

Public Company D participates in the medical and adult use market across Canada and in several U.S. states where cannabis has been legalized for therapeutic or adult use. Subsidiary of Public Company D, is a premier medical marijuana cultivator, processor and distributor in Pennsylvania. Public Company D also has operations in California and New Jersey. The real estate collateral for Subsidiary of Public Company D consists of a cultivation facility in Pennsylvania.

Private Company D

Multi-state operator who operates five dispensaries, the maximum amount of dispensaries allowed by law for any operator, in the State of Ohio and one dispensary in Arkansas. Private Company D historical focus has been dispensary operations and has licenses in other states, where it also operates dispensaries. The real estate collateral for Private Company D consists of three dispensaries across Ohio and Arkansas.

Private Company E

Single-state operator who operates one dispensary and is currently constructing an indoor cultivation and processing facility to wholesale product for medical use in Ohio. Private Company E approaches the medical cannabis market from the healthcare and scientific perspectives of its founders and key executives, differentiating it in the industry. The real estate collateral for Private Company E consists of a cultivation and processing facility, which is still under construction, and a dispensary in Ohio. The cultivation and processing facility construction is expected to be completed in second quarter of 2022.

Private Company F

Single-state operator currently constructing a cultivation and manufacturing facility and two dispensaries in Missouri and will lease two additional dispensary locations for a total of four dispensaries in the state. Private Company F’s management team has extensive experience operating retail operations in other states. The real estate collateral for Private Company F consists of a cultivation and manufacturing facility and two dispensaries in Missouri. Construction on the cultivation and manufacturing facility and dispensaries is expected to be completed in the fourth quarter of 2021.

Public Company E

Multi-state operator with operations in four states. Public Company E is a vertically integrated cultivator and retailer in both Florida and Texas with cultivation in Michigan and retail operations in Pennsylvania. Public Company E’s Florida operations consist of two cultivation and processing locations as well as 27 dispensaries across the state. The real estate collateral for Public Company E consists of a cultivation facility in Michigan.

Subsidiary of Private Company G

Private Company G is a multi-state operator with assets across nine states. Subsidiary of Private Company G operates in New Jersey as an alternative treatment center which allows for one cultivation facility and three dispensary operations, all of which are being constructed using the proceeds of the loan to Subsidiary of Private Company G. The real estate collateral for Subsidiary of Private Company G consists of a cultivation facility and dispensary operation in New Jersey. Construction on the cultivation facility is expected to be completed in the third quarter of 2022.

Subsidiary of Private Company H

Private Company H is a multi-state operator with assets in Arkansas, Florida, Maryland and Illinois. Subsidiary of Private Company H is a single-state operator that is currently expanding their cultivation facility in Illinois, which is licensed to grow both recreational and medical use cannabis. Subsidiary of Private Company H also operates two additional dispensaries in the state, one licensed to sell medical use cannabis and the other licensed to sell both recreational and medical use cannabis. The real estate collateral for Subsidiary of Private Company H consists of a cultivation facility in Illinois.

Public Company F

Public Company F is an Illinois based multi-state operator with approximately 75 retail locations across 14 states and has expanded via an aggressive M&A strategy. The real estate collateral for Public Company F consists of five cultivation facilities across Illinois, Florida, Nevada, Ohio, and Massachusetts and eight dispensaries across Illinois, Michigan, Maryland, Arkansas, Ohio, Nevada, Florida, and Arizona.

Private Company I

Private Company I is a Maryland based single-state operator with an existing cultivation and processing operation in the state, as well as one operational dispensary.

Private Company J

Private Company J is a single-state vertically integrated cultivator, processor, and retailer of medical cannabis. Private Company J operates in the state of Missouri with the maximum number of allowed cannabis licenses including three cultivation licenses and five retail licenses. Private Company J is currently operating all five dispensaries and two of its cultivation facilities while constructing a third cultivation facility. The real estate collateral for Private Company J consists of a to-be-built cultivation facility. Construction on the cultivation facility is expected to begin in the first quarter of 2022.

Private Company K

Private Company K is a single-state operator constructing a facility housing cultivation, manufacturing and retail operations as well as two separate dispensaries, all of which are located in Massachusetts. The cultivation facility will be operating under a Tier 6 cannabis license and all of Private Company K’s facilities, including the two separate dispensaries, are approved for both medical and adult use production and/or retail, as applicable. The real estate collateral for Private Company K includes the to-be-built cultivation, manufacturing and retail facility. Construction on the cultivation, manufacturing and retail facility as well as the two separate dispensaries are expected to be completed across the first and second quarters of 2022.

Collateral Overview

Our loans are secured by various types of assets of our borrowers, including real property and certain personal property, including equity interests in entities holding licenses, equipment, and other assets to the extent permitted by applicable laws and the regulations governing our borrowers. The documents governing our loans typically include a variety of provisions intended to provide remedies against the value associated with the licenses, including a grant of a security interest in all property of the entities holding licenses to the extent not prohibited by applicable law or regulations (or requiring regulatory approval), equity pledges of entities holding licenses, provisions providing for obtaining of management or board control over entities holding licenses upon an event of default, receivership remedies and/or remedies providing for the forced sale of licenses and related assets or businesses to repay our loans. Becoming the holder of a license through foreclosure or otherwise, the sale of a license or other realization of the value of licenses requires the approval of regulatory authorities. As of September 30, 2021, our portfolio of loans had a weighted average real estate collateral coverage of approximately 1.1 times our aggregate committed principal amount of such loans. We calculate our weighted average real estate collateral coverage by estimating the underlying value of our real estate collateral based on various objective and subjective factors, including, without limitation, third-party appraisals, total cost basis of the subject property and/or our own internal estimates.

Recent Developments

In September 2021, we declared a regular cash dividend of $0.43 per share of our common stock, relating to the second quarter of 2021 which will be paid on October 15, 2021 to stockholders of record as of September 15, 2021. The aggregate amount of the regular cash dividend payment will be approximately $7.1 million. The payment of this dividend is not indicative of our ability to pay such dividends in the future.

Subsequent to June 30, 2021, through September 30, 2021, we closed two new loans with aggregate commitments of approximately $42.8 million in principal amount, refinanced a bridge loan with a senior secured term loan with a commitment of approximately $10.1 million in principal amount, amended two borrowers’ senior secured term loans to increase the commitment amounts by approximately $28.5 million and $43.4 million, respectively, for total new loan commitments subsequent to June 30, 2021 of approximately $119.2 million. We funded approximately $89.3 million of new and existing loan commitments and sold one loan commitment of $10.0 million in principal amount for net fundings of approximately $79.3 million.

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In July 2021, we entered into a commitment to fund to Private Company K a $19.75 million senior secured term loan contingent on the borrower raising additional equity as required by the loan agreement. Until the borrower met the required criteria for funding under the loan agreement, the commitment had a ticking fee based on the aggregate commitment amount as follows: (a) 6.0% per annum from the date of closing through July 26, 2021 and (b) 6.5% per annum from and after July 27, 2021 through the initial funding date. In August 2021, the borrower met the required criteria and we funded $7.0 million of the loan commitment. The loan has a per annum interest rate of 12.0% plus London interbank offer rate (“LIBOR”) with a LIBOR floor of 1.0%. The loan has a maturity date of August 3, 2026, an unused line fee of 3.0%, an exit fee of 3.0%, OID of 4.0% and, an annual agent fee of 0.75% of the total loan commitment amount an interest reserve of $0.75 million.

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In July 2021, Private Company I refinanced their bridge loan with us, which had an original maturity date of July 9, 2021, an original interest rate of 13.0% per annum and original OID of 4.0%. The new refinancing senior secured term loan of $15.5 million was syndicated by our Manager between us and A BDC Warehouse, LLC (“ABW”), with ABW holding approximately one-third of the principal amount. We committed and funded approximately $10.1 million of the new loan on the closing date and ABW committed and funded approximately $5.4 million of the new loan on the closing date. The new senior secured term loan has a per annum interest rate of LIBOR plus 12.0%, with a LIBOR floor of 1.0%, and PIK interest rate of 2.5% per annum. The loan has a maturity date of August 1, 2026, an exit fee of 3.0% and OID of 4.0%. As part of the refinancing agreement, the exit fee on the bridge loan was waived and the borrower was credited for a portion of the original OID on the bridge loan.

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In July 2021, we entered into a commitment to fund a $3.0 million bridge loan to Private Company J and funded $3.0 million at closing of such bridge loan. The bridge loan had an original interest rate of 13.0% per annum, an original maturity date of August 31, 2021, an agent fee of 1.0% of the principal amount of the bridge loan, an exit fee of 10.0% (which would be reduced to 2.0% upon refinancing with us), and original OID of 4.0%. In August 2021, we refinanced the bridge loan with a senior secured term loan pursuant to which we committed to fund $23.0 million and $18.0 million of which was funded on the closing date. The refinancing senior secured term loan has a per annum interest rate of LIBOR plus 12.0% with a LIBOR floor of 1.0% and PIK interest rate of 2.0% per annum. The PIK interest rate will step down to 0.0% once certain criteria are met in accordance with the loan agreement. The loans under the refinancing senior secured term loan facility have a maturity date of September 1, 2025 and an agent fee of 1.0% of the total loan commitment amount payable on the closing date and 1.0% of the outstanding principal balance of the term loans payable annually thereafter. The loans also have an exit fee of 4.0% (which may be reduced to 2.0% once certain criteria are met as defined in the loan agreement (including the meeting of certain financial metrics), OID of 4.0% and an interest reserve of $1.5 million. As part of the agreement to refinance the bridge loan, the borrower was credited for a portion of the original OID and agent fee paid in connection with the bridge loan.

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In July 2021, Flower Loan Holdco, LLC (“FLH”), an affiliated entity in which Leonard M. Tannenbaum is the majority ultimate beneficial owner, purchased approximately $8.5 million of the Private Company A Credit Facility from a third-party lender, and we had a 30-day option to purchase such amount from FLH. Our credit agreement with Private Company A (the “Private Company A Credit Agreement”) was amended and restated (such amendment and restatement, the “A&R Private Company A Credit Agreement”) concurrently to, among other things add an additional tranche of loans, which increased the aggregate loan commitments thereunder by $30.0 million, $10.0 million of which our Manager syndicated to ABW, and $20.0 million of which are held by us, as designee of the Agent. The A&R Private Company A Credit Agreement has a maturity date of May 8, 2024. The original tranche of term loans has an exit fee of 2.0% of the original tranche term loan amount (excluding any unfunded portions of the original tranche term loan amount) and the additional tranche of term loans has an exit fee of 2.0% of the total amount of such additional tranches (excluding any unfunded portions of the additional tranche term loan amount). The original tranche of term loans has an agent fee of 1.0% of the total loan commitment amount payable annually. The second tranche of term loans has an agent fee of (i) 0.3333% of the total loan commitment amount of the additional tranche of term loans payable on the closing date of the A&R Private Company A Credit Agreement and (ii) 0.6667% of the total loan commitment amount of the additional tranche payable subject to the satisfaction of certain conditions precedent. The Private Company A Credit Facility bears interest at (i) a fixed interest rate of 13.0% per annum, payable in cash, and (ii) a blended PIK interest rate of 3.4% per annum, payable in kind, across the two tranches of loans under the Private Company A Credit Facility. The Private Company A Credit Facility included an upfront fee of 4.0% on the aggregate amount funded of the original tranche of term loans payable on the closing date of the original tranche of term loans and an unused line fee of 2.0% of the amount of any unfunded portion of the term loans payable annually. In connection with certain financing accommodations, a fee of $750,000 was payable to the Agent by the borrower on the closing date thereof. The A&R Private Company A Credit Agreement also included an OID of $200,000 payable on the closing date of the A&R Private Company A Credit Agreement and $400,000 payable to lenders, subject to the satisfaction of certain conditions precedent. Separately, FLH entered into a new credit facility with Private Company A and a third party lender under which Private Company A may draw up to $40.0 million, secured by collateral separate from collateral securing the Private Company A Credit Facility. In connection with the new credit facility with FLH and a related equity raise by Private Company A, the Manager or its designees are entitled to (i) appoint three of the seven members of Private Company A’s board of directors and (ii) receive a number of warrants to purchase common stock of Private Company A. In connection with the equity raise by Private Company A, an investment vehicle controlled by Jonathan Kalikow, one of our directors and executive officers, acquired approximately 8.8% of the equity interest of Private Company A on a fully-diluted basis. Following the transactions described above, Mr. Kalikow beneficially held or controlled through investment vehicles a total of approximately 10.1% of Private Company A’s equity interest on a fully-diluted basis. As of the date of these transactions, Mr. Tannenbaum beneficially held approximately 13.7% of Private Company A’s equity interest on a fully-diluted basis through investment vehicles, which amount reflects two acquisitions of additional equity of Private Company A from third-party stockholders during the three months ended June 30, 2021. Following the transactions described above, Mr. Tannenbaum beneficially held approximately 22.0% of Private Company A’s equity interest on a fully-diluted basis through investment vehicles. Given Mr. Tannenbaum’s equity ownership, each of the transactions with Private Company A described above were reviewed and approved by the Audit & Valuation Committee of the Board in accordance with our Amended and Restated Code of Business Conduct and Ethics and our Related-Persons Transaction Policy.

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In September 2021, we entered into (i) an Assignment and Acceptance (the “September Loan Assignment”) with FLH, Private Company A, as borrower, and our Manager, as the agent, pursuant to which we acquired FLH’s interest in the $8.5 million portion of the loan to Private Company A under the Private Company A Credit Facility, for a purchase price of approximately $8.5 million (which equaled the outstanding principal amount of the loan plus any accrued and unpaid interest and less any unaccreted original issue discount) and (ii) a letter agreement (the “September Commitment Assignment” and, together with the September Loan Assignment, the “September Assignments”) with our Manager, pursuant to which our Manager assigned to us its commitment to make loans to Private Company A in a principal amount of up to $20.0 million under the Private Company A Credit Facility, which was funded in September 2021. We did not pay any consideration to our Manager for our acquisition of our Manager’s loan commitments under the A&R Private Company A Credit Agreement pursuant to the September Commitment Assignment. As a result of the September Assignments, the total loan commitments to Private Company A under the Private Company A Credit Facility increased to an aggregate commitment amount of $72.5 million, of which our total loan commitments accounted for $62.5 million.

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In September 2021, we entered into an amended and restated credit agreement (the “A&R Sub. of Private Co. G Credit Agreement”) related to the Sub. of Private Co. G Credit Facility to, among other things, increase the total loan commitments by $53.4 million across three tranches, with approximately $10.0 million of new loan commitments allocated to ABW and the remaining $43.4 million of new loan commitments allocated to us. The loan has a maturity date of May 1, 2026, an annual agent fee of 1.0% of the total loan commitment amount and an exit fee of 10.0%, which will be reduced to 5.0% upon the satisfaction of certain specified criteria. One of the tranches of loans, representing $10.0 million in total commitments of which we funded approximately $8.1 million, has a per annum interest rate of 9.0%. The other two tranches of loans have a per annum interest rate of 12.0% plus LIBOR, with a 1.0% LIBOR floor, and PIK interest rate of 2.0% per annum. As a result of the increased loan commitments, the total loan commitments under the A&R Sub. of Private Co. G Credit Agreement equal $75.4 million, of which our total loan commitments account for $65.4 million.

Upon or immediately after the consummation of our offering of $100 million aggregate principal amount of senior unsecured notes due 2027 (the “Notes”), we intend to amend the credit agreement (the “Revolving Credit Agreement”) governing our $50.0 million secured revolving credit facility with AFC Finance, LLC (as amended, restated, supplemented or otherwise modified from time to time, the “Revolving Credit Facility”) to, among other things: (i) decrease the interest rate to 4.75% per annum; (ii) extend the maturity date to September 30, 2022; (iii) add an unused fee of 0.25% per annum on the undrawn amount of the revolving loan commitment, (iv) add a one-time commitment fee of 0.25% of the total revolving loan commitments and (v) require all payments of interest, the commitment fee and unused fee to be paid to a charitable foundation to be designated by AFC Finance, LLC in its sole discretion, net of any taxes (the Revolving Credit Agreement, as may be amended, the “Amended Revolving Credit Agreement”). No assurance can be given that the Amended Revolving Credit Agreement will be entered into on the currently contemplated terms or at all.

RISK FACTORS

Risks Related to Our Business and Growth Strategy

Competition for the capital that we provide may reduce the return of our loans, which could adversely affect our operating results and financial condition.

We compete as an alternative financing provider of debt financing to cannabis companies. An increasing number of competitors have recently entered the marketplace, and these competitors may prevent us from making attractive loans on favorable terms. We expect over time that the increasing number of competitors will likely result in yields that are lower than our current yields. Our competitors may have greater resources than we do and may be able to compete more effectively as a capital provider. In particular, larger companies may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies.

Additionally, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans, deploy more aggressive pricing and establish more relationships than us. Our competitors may also adopt loan structures similar to ours, which would decrease our competitive advantage in offering flexible loan terms. In addition, due to a number of factors (including but not limited to potentially greater clarity and/or unification of the laws and regulations governing cannabis by states and the federal government including through federal legislation or descheduling of cannabis, which may, in turn, encourage additional federally-chartered banks to provide their services to cannabis-related businesses), the number of entities and the amount of funds competing to provide suitable capital may increase, resulting in loans with terms less favorable to us. Moreover, we strategically benefit from the cannabis industry’s currently constrained access to U.S. capital markets and if such access is broadened, including if the New York Stock Exchange and/or the Nasdaq Stock Market were to permit the listing of plant-touching cannabis companies in the U.S., the demand among U.S. cannabis companies for private equity investments and debt financings, including our target loans, may materially decrease and could result in our competing with financial institutions that we otherwise would not. Any of the foregoing may lead to a decrease in our profitability, and may reduce our ability to pay interest on the Notes or repay the principal when due.

Our Existing Portfolio contains loans to companies with operations that are geographically concentrated in Arizona, Arkansas, Florida, Illinois, Maryland, Massachusetts, Michigan, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania and Texas, and we will be subject to social, political and economic risks of doing business in those states and any other state in which we in the future have lending exposure.

As of September 30, 2021, our portfolio consisted of loans to 15 different borrowers (such loans, collectively, our “Existing Portfolio”). Our Existing Portfolio contains loans to companies with operations that are geographically concentrated in Arizona, Arkansas, Florida, Illinois, Maryland, Massachusetts, Michigan, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania and Texas. Circumstances and developments related to operations in these markets that could negatively affect our business, financial condition, liquidity and results of operations include, but are not limited to, the following factors:

•	the development and growth of applicable state cannabis markets (for example, the increase in additional dispensaries in certain states have diluted the value of the pre-existing dispensaries);

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the responsibility of complying with multiple and likely conflicting state and federal laws, including with respect to retail sale, distribution, cultivation and manufacturing of cannabis, licensing, banking, and insurance;

•	unexpected changes in regulatory requirements and other laws, in particular licensing requirements;

•	difficulties and costs of managing operations in certain locations;

•	potentially adverse tax consequences;

•	the impact of national, regional or state specific business cycles and economic instability; and

•	access to capital may be more restricted, or unavailable on favorable terms or at all in certain locations.

Loans to relatively new and/or small companies and companies operating in the cannabis industry generally involve significant risks.

We primarily provide loans to established companies operating in the cannabis industry, but because the cannabis industry is relatively new and rapidly evolving, some of these companies may be relatively new and/or small companies. Loans to relatively new and/or small companies and companies operating in the cannabis industry generally involve a number of significant risks, including, but not limited to, the following:

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these companies may have limited financial resources and may be unable to meet their obligations, which may be accompanied by a deterioration in the value of any collateral securing our loan and a reduction in the likelihood of us realizing a return on our loan;

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they typically have shorter operating histories, narrower product lines and smaller market shares than larger and more established businesses, which tend to render them more vulnerable to competitors’ actions and market conditions (including conditions in the cannabis industry), as well as general economic downturns;

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they typically depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse effect on such borrower and, in turn, on us;

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there are a limited number of management teams in the cannabis industry that have U.S. public company experience. As a result, the management team of a borrower may not be familiar with U.S. securities laws and may have to expend time and resources becoming familiar with such laws;

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there is generally less public information about these companies. Unless publicly traded, these companies and their financial information are generally not subject to the regulations that govern public companies, and we may be unable to uncover all material information about these companies, which may prevent us from making a fully informed lending decision and cause us to lose money on our loans;

•	they generally have less predictable operating results and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position;

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there is generally less market forecast information about the cannabis industry, making it difficult for our borrowers to forecast demand. If the market does not develop as a borrower expects, it could have a material adverse effect on its business;

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we, our executive officers and directors and our Manager may, in the ordinary course of business, be named as defendants in litigation arising from our loans to such borrowers and may, as a result, incur significant costs and expenses in connection with such litigation;

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changes in laws and regulations, as well as their interpretations, may have a disproportionate adverse effect on their business, financial structure or prospects compared to those of larger and more established companies; and

•	they may have difficulty accessing capital from other providers on favorable terms or at all.

For example, the loan parties to our Public Company A loans previously defaulted on certain covenants under the applicable agreements governing their real estate loan and equipment loan with us. These defaults resulted from, among other things, the loan parties’ failure to timely pay taxes due, incurrence of mechanic’s liens and tax liens on assets, failure to notify the lenders of such failure to pay and incurrence of liens, failure to make payments due in January 2021 under the Public Company A loans in an aggregate amount of $789,177 owed to all lenders, failure to make payment obligations owed to third party creditors and failure to enter into specified debt restructuring transactions. Such defaults were unrelated to the COVID-19 pandemic. In January 2021, the loan parties entered into Modification Agreements for each of the Public Company A loans pursuant to which we agreed to forbear from exercising our rights and remedies regarding such defaults for certain considerations and on certain terms and conditions.

Under the modification agreement relating to the Public Company A real estate loan (the “RE Modification Agreement”), we and the other lenders agreed to forbear until the earlier of December 21, 2021 and the existence of any new event of default, and the terms of the real estate loan were modified to, among other things, (i) extend the maturity date from June 27, 2021 to December 21, 2021, (ii) modify the interest rate to 14.0%, with 12.0% paid monthly and 2.0% paid at maturity and (iii) add an exit fee of $1.0 million payable upon payment in full of the real estate loan on the maturity date. The RE Modification Agreement also provided for the establishment of an interest reserve for the payment of the last three months of interest on the real estate loan. Additional consideration for the RE Modification Agreement included (w) a modification fee in an amount equal to 3.0% per annum on the outstanding principal of the real estate loan from May 19, 2020 to the effective date of the RE Modification Agreement less certain fees previously paid, (x) the right to acquire common shares of Public Company A in an aggregate amount equal to $1.2 million, (y) the right to acquire warrants to purchase common shares of Public Company A and (z) reimbursement of certain expenses. We sold our portion of the rights to acquire the common shares and warrants received as considerations for the RE Modification Agreement to the administrative agent under the Public Company A real estate loan documents.

Under the modification agreement relating to the Public Company A equipment loan (the “Equipment Modification Agreement” and, together with the RE Modification Agreement, the “Modification Agreements”), we and the other lenders agreed to forbear until the earlier of February 5, 2024 and the existence of any new event of default, and the terms of the equipment loan were modified to, among other things, (i) amend the payment schedule allowing for reduced monthly payments for three months, with the reduced amounts amortized equally over the remaining monthly payments, (ii) add an exit fee of $500,000 due at the end of the term of the agreement governing the equipment loan, (iii) release a certain guarantor, and (iv) add a new parent company guarantee. Additional consideration for the Equipment Modification Agreement included (x) a modification fee in an amount equal to 6.0% per annum on the outstanding principal of the equipment loan from May 19, 2020 through and including the effective date of the Equipment Modification Agreement less certain fees previously paid, (y) an additional fee of $500,000 payable in equal monthly installments commencing April 5, 2021 and (z) reimbursement of certain expenses.

In connection with the Modification Agreements, Public Company A consummated the initial closing of $10.1 million of its non-brokered convertible debenture offering for up to $25.0 million of debenture units. The net proceeds received by Public Company A from the convertible debenture offering are intended to be used for working capital, previous debt obligations and general corporate purposes.

The loan parties have since paid the January 2021 payments under the Public Company A loans and there are no delinquent payment obligations owed to us under the agreements governing the Public Company A loans. To the best of our knowledge, Public Company A has repaid in full the other monetary obligations it owed under the Modification Agreement. While Public Company A was able to obtain these modifications and consummate the above-referenced convertible debentures offering, Public Company A and its related loan parties may have difficulty meeting their future obligations. None of our other borrowers are now, or have previously been, in default under their respective loan agreements with us.

Risks Related to the Cannabis Industry and Related Regulations

Cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding cannabis would likely result in our inability to execute our business plan.

All but three U.S. states have legalized, to some extent, cannabis for medical purposes. Thirty-seven states, the District of Columbia, Puerto Rico and Guam have legalized some form of whole-plant cannabis cultivation, sales and use for certain medical purposes. Eighteen of those states and the District of Columbia and Northern Mariana have also legalized cannabis for adults for non-medical purposes.

Under U.S. federal law, however, those activities are illegal. Cannabis, other than hemp (defined by the U.S. government as Cannabis sativa L. with a tetrahydrocannabinol concentration of not more than 0.3% on a dry weight basis), is a Schedule I controlled substance under the U.S. Controlled Substances Act (21 U.S.C. § 801, et seq.) (the “CSA”). Even in states or territories that have legalized cannabis to some extent, the cultivation, possession and sale of cannabis all remain violations of federal law that are punishable by imprisonment, substantial fines and forfeiture. Moreover, individuals and entities may violate federal law if they aid and abet another in violating these federal controlled substance laws, or conspire with another to violate them, and violating the federal cannabis laws is a predicate for certain other crimes under the anti-money laundering laws or The Racketeer Influenced and Corrupt Organizations Act. Monitoring our compliance with these laws is a critical component of our business. The U.S. Supreme Court has ruled that the federal government has the authority to regulate and criminalize the sale, possession and use of cannabis, even for individual medical purposes, regardless of whether it is legal under state law.

For over six years, however, and despite varying positions by U.S. Attorney Generals, the U.S. government has not enforced those laws against cannabis companies complying with state law, or their vendors. Industry observers anticipate no reversal of that policy of not enforcing against businesses complying with the state regulated cannabis programs under the Biden administration given his campaign’s position on cannabis and recent statements of Attorney General Merrick Garland, discussed below, although prosecutions against state-legal entities cannot be ruled out entirely at this time. We would likely be unable to execute our business plan if the federal government were to reverse its long-standing hands-off approach to the state legal cannabis markets, described below, and were to start strictly enforcing federal law regarding cannabis.

As a result of the conflict between state and federal law regarding cannabis, investments in cannabis businesses in the United States are subject to inconsistent legislation and regulation. On August 29, 2013, the U.S. Department of Justice (the “DOJ”) attempted to address this inconsistency and to provide guidance to enforcement agencies when former Deputy Attorney General James Cole, under the Obama administration, issued a memorandum on federal cannabis law enforcement. (the “Cole Memo”). Describing the criminal enforcement of federal cannabis prohibitions against those complying with state cannabis regulatory systems as an inefficient use of federal investigative and prosecutorial resources, the Cole Memo gave federal prosecutors discretion not to prosecute against state law compliant cannabis companies in states that were regulating cannabis so long as they were not violating eight federal priorities such as avoiding youth usage. On January 4, 2018, then acting U.S. Attorney General Jeff Sessions issued a memorandum to all U.S. Attorneys (the “Sessions Memo”) rescinding the Cole Memo. The Sessions Memo, which remains in effect, states that each U.S. Attorney’s Office should follow established principles that govern all federal prosecutions when deciding which cannabis activities to prosecute. As a result, federal prosecutors could and still can use their prosecutorial discretion to decide to prosecute even state-legal cannabis activities. Since the Sessions Memo was issued over two-and-a-half years ago, however, U.S. Attorneys have not prosecuted state law compliant entities. While not formally rescinding the Sessions Memo, former Attorney General William Barr took a softer position. He testified in his confirmation hearing on January 15, 2019, that he would not upset “settled expectations,” “investments,” or other “reliance interest[s]” arising as a result of the Cole Memo, and that he would not use federal resources to enforce federal cannabis laws in states that have legalized cannabis “to the extent people are complying with the state laws.” He stated: “My approach to this would be not to upset settled expectations and the reliance interests that have arisen as a result of the Cole Memorandum and investments have been made and so there has been reliance on it, so I don’t think it’s appropriate to upset those interests.”

While President Biden’s campaign position on cannabis falls short of full legalization, he campaigned on a platform of relaxing enforcement of cannabis proscriptions, including decriminalization generally. According to the Biden campaign website: “A Biden Administration will support the legalization of cannabis for medical purposes and reschedule cannabis as a CSA Schedule II drug so researchers can study its positive and negative impacts. This will include allowing the VA to research the use of medical cannabis to treat veteran-specific health needs.” He has pledged to “decriminalize” cannabis, which could prompt his U.S. Attorney General to issue policy guidance to U.S. Attorneys that they should not enforce federal cannabis prohibition against state law compliant entities and others legally transacting business with them. Indeed, the Biden-Sanders Unity Platform, which was released at the time President-elect Biden won the Democratic Party nomination for President, affirmed that his administration would seek to “[d]ecriminalize marijuana use and legalize marijuana for medical purposes at the federal level;” “allow states to make their own decisions about legalizing recreational use;” and “automatically expunge all past marijuana convictions for use and possession.” While President Biden’s promise to decriminalize likely would mean that the federal government would not criminally enforce the Schedule II status against state legal entities, and would expand opportunities for cannabis research in the U.S., the implications of the potential re-scheduling are not entirely clear for state legal commercial cannabis operators.

Although U.S. Attorney General Merrick Garland could issue policy guidance to federal prosecutors that they should not interfere with cannabis businesses operating in compliance with states’ laws, any such guidance would not have the force of law, and could not be enforced by the courts. The President and his cabinet alone cannot legalize medical cannabis, and as states have demonstrated, legalizing medical cannabis can take many different forms. While rescheduling cannabis to the CSA’s Schedule II would ease certain research restrictions, it would not make the state medical or adult-use programs federally legal.

At his confirmation hearing, Attorney General Garland stated that he did not see enforcement of federal cannabis law as a high priority use of resources for the DOJ: “This is a question of the prioritization of our resources and prosecutorial discretion. It does not seem to me a useful use of limited resources that we have, to be pursuing prosecutions in states that have legalized and that are regulating the use of marijuana, either medically or otherwise. I don’t think that’s a useful use. I do think we need to be sure there are no end-runs around the state laws that criminal enterprises are doing. So that kind of enforcement should be continued. But I don’t think it’s a good use of our resources, where states have already authorized. That only confuses people, obviously, within the state.” While the statement is not a promise to avoid federal interference with state cannabis laws, it does signal that the enforcement priorities of DOJ lie elsewhere. Notwithstanding the comments made by Attorney General Garland, there is no guarantee that the current presidential administration will not change its stated policy regarding the low-priority enforcement of U.S. federal cannabis laws that conflict with State laws. The Biden administration could reverse course and decide to enforce U.S. federal cannabis laws vigorously.

The basis for the federal government’s lack of recent enforcement with respect to the cannabis industry extends beyond the strong public support for cannabis legalization and ongoing prosecutorial discretion. The U.S. Congress has repeatedly enacted legislation to protect the medical marijuana industry from prosecution. Since 2014, versions of the U.S. omnibus spending bill have included a provision, known as the Rohrabacher-Blumenauer Amendment prohibiting the DOJ, which includes the Drug Enforcement Administration, from using appropriated funds to prevent states from implementing their medical-use cannabis laws. In USA vs. McIntosh, the U.S. Court of Appeals for the Ninth Circuit held that the provision prohibits the DOJ from spending funds to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws. The court noted that, if the provision were not continued, prosecutors could enforce against conduct occurring during the statute of limitations even while the provision were previously in force. Other courts that have considered the issue have ruled similarly, although courts disagree about which party bears the burden of proof of showing compliance or noncompliance with state law. Subsequent to the issuance of the Sessions Memorandum on January 4, 2018, the U.S. Congress continued to include the Rohrabacher-Blumenauer Amendment (now known as the “Joyce Amendment”) in each subsequent omnibus appropriations bill for fiscal years 2018, 2019, 2020 and 2021, thus preserving the protections for the medical cannabis industry and its lawful participants from interference by the U.S. DOJ through the 2021 appropriations deadline of September 30, 2021.

Notably, the Joyce Amendment has always applied only to medical cannabis programs, and does not expressly protect operators in the adult-use cannabis market. There have been attempts by Congressional supporters of cannabis legalization to extend the protections afforded by the Joyce Amendment to recreational cannabis activities, but those efforts have been unsuccessful.

However, federal prosecutors have significant discretion, and no assurance can be given that the federal prosecutor in each judicial district where we make a loan will not choose to strictly enforce the federal laws governing cannabis manufacturing or distribution. Any change in the federal government’s enforcement posture with respect to state-licensed cultivation of cannabis, including the enforcement postures of individual federal prosecutors in judicial districts where we make our loans, could result in our inability to execute our business plan and significant losses with respect to our loans to cannabis industry participants in the United States, which would adversely affect our operations, cash flow and financial condition.

Our loans do not prohibit our borrowers from engaging in the cannabis business for adult-use that is permissible under state and local laws. Consequently, certain of our borrowers currently (and may in the future) cultivate adult-use cannabis, if permitted by such state and local laws now or in the future. This could subject our borrowers to greater and/or different federal legal and other risks as compared to businesses where cannabis is cultivated exclusively for medical use, which could materially adversely affect our business. Furthermore, any change in the federal government’s enforcement posture with respect to state-licensed cannabis sales, including the enforcement postures of individual federal prosecutors in judicial districts where we operate, would result in our inability to execute our business plan, and we would likely suffer significant losses with respect to our client base, which would adversely affect our operations, cash flow and financial condition.

Industry observers are hopeful that a democratically-controlled Senate, and changes in Congress, along with a Biden presidency, will increase the chances of federal cannabis policy reform. While federal legalization is a possibility in the near future, it is also possible that cannabis will remain a controlled substance and the risks pertaining to federal illegality will persist.

Our ability to grow our business depends in part on state laws pertaining to the cannabis industry. New laws that are adverse to our borrowers may be enacted, and current favorable state or national laws or enforcement guidelines relating to cultivation, production and distribution of cannabis may be modified or eliminated in the future, which would impede our ability to grow our business under our current business plan and could materially adversely affect our business.

Continued development of the cannabis industry depends upon continued legislative authorization of cannabis at the state level. The status quo of, or progress in, the regulated cannabis industry, while encouraging, is not assured and any number of factors could slow or halt further progress in this area. While there may be ample public support for legislative action permitting the manufacture and use of cannabis, numerous factors impact and can delay the legislative and regulatory processes. For example, many states that legalized medical-use and/or adult-use cannabis have seen significant delays in the drafting and implementation of industry regulations and issuance of licenses. In addition, burdensome regulations at the state level could slow or stop further development of the medical-use and/or adult-use cannabis industry, such as limiting the medical conditions for which medical-use cannabis can be recommended, restricting the form in which medical-use or adult-use cannabis can be consumed, or imposing significant taxes on the growth, processing and/or retail sales of cannabis, each of which could have the impact of dampening growth of the cannabis industry and making it difficult for cannabis businesses, including our borrowers, to operate profitably in those states. Any one of these factors could slow or halt additional legislative authorization of cannabis, which could harm our business prospects.

Our investment opportunities are limited by the current illegality of cannabis under U.S. federal law; changes in the laws, regulations and guidelines that impact the cannabis industry may cause adverse effects on our ability to make loans.

We make loans to borrowers that we determine based on our due diligence are licensed in, and complying with, state-regulated cannabis programs, regardless of their status under U.S. federal law. Any such loans will be designed to be compliant with all applicable laws and regulations to which we are subject, including U.S. federal law, although the law in this area is not fully settled and there can be no assurances that federal authorities will consider such loans to be compliant with applicable law and regulations. In that regard, we have previously received an opinion of counsel that our proposed investment activities do not violate the CSA, the U.S. Money Laundering Control Act (18 U.S.C. § 1956), or the Drug Paraphernalia law contained in the CSA, (21 U.S.C. § 863), subject to certain assumptions, qualifications and exceptions stated in the opinion. However, there can be no assurances that a court or federal authorities would agree with the conclusions reached in the opinion. Additionally, if federal legislation is enacted that provides protections from liability under U.S. federal law for other types of debt investments in borrowers or other target companies that are compliant with state, but not U.S. federal, laws and is determined to apply to us (or we otherwise determine that the debt investment is not prohibited), we may make other types of debt investments in such companies that do not comply with U.S. federal laws, subject to our investment policies and guidelines. There can be no assurance, however, that such type of legislation will be enacted or that we will otherwise be able to make loans that do not comply with U.S. federal law.

Risks related to the cannabis industry may directly or indirectly affect us or our borrowers engaged in the cannabis industry.

Our borrowers face several challenges unique to the state regulated cannabis industry, which could negatively affect our revenues if it impedes their profitability or operations and their ability to continue to pay us. Some of these challenges include, but are not limited to, the following:

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The manufacturer, distribution, sale, or possession of cannabis that is not in compliance with the CSA is illegal under U.S. federal law. Strict enforcement of U.S. federal laws regarding cannabis would likely result in our borrowers’ inability to execute a business plan in the cannabis industry;

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Laws and regulations affecting the regulated cannabis industry are varied, broad in scope and subject to evolving interpretations, and may restrict the use of the properties our borrowers acquire or require certain additional regulatory approvals, which could materially adversely affect our loans to such borrowers;

•	Our borrowers may have difficulty borrowing from or otherwise accessing the service of banks, which may inhibit our ability to open bank accounts or otherwise utilize traditional banking services;

•	Our borrowers may have a difficult time obtaining financing in connection with our investment strategy;

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There may be no material aspect of our borrowers’ businesses that is protected by patents, copyrights, trademarks or trade names, and they may face strong competition from larger companies, including those that may offer similar products and services to our borrowers;

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U.S. federal courts may refuse to recognize the enforceability of contracts pertaining to any business operations that are deemed illegal under U.S. federal law, including cannabis companies operating legally under state law;

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Our borrowers may have a difficult time obtaining the various insurance policies that are needed to operate such businesses, which may expose us and our borrowers to additional risks and financial liabilities;

•	Our borrowers are subject to unfavorable U.S. tax treatment under Section 280E of the Internal Revenue Code of 1986;

•	Our borrowers may be foreclosed from using bankruptcy courts;

•	Assets collateralizing loans to cannabis businesses may be forfeited to the U.S. federal government in connection with government enforcement actions under U.S. federal law;

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U.S. Food and Drug Administration (the “FDA”) regulation of cannabis and the possible registration of facilities where cannabis is grown could negatively affect the cannabis industry, which could directly affect our financial condition and the financial condition of our borrowers;

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The cannabis industry may face significant opposition from other industries that perceive cannabis products and services as competitive with their own, including but not limited to the pharmaceutical industry, adult beverage industry and tobacco industry, all of which have powerful lobbying and financial resources; and

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Consumer complaints and negative publicity regarding cannabis-related products and services could lead to political pressure on states to implement new laws and regulations that are adverse to the cannabis industry, to not modify existing, restrictive laws and regulations, or to reverse current favorable laws and regulations relating to cannabis.

We and our borrowers may have difficulty accessing the service of banks and other financial institutions, which may make it difficult to sell products and services, and we may be limited in our ability to provide debt to participants in the cannabis industry, which could materially and adversely affect our business, financial condition, liquidity and results of operations.

Although we do not grow or sell cannabis products, our connection to the cannabis industry may hamper our efforts to do business or establish collaborative relationships with others that may fear disruption or increased regulatory scrutiny of their own activities.

Certain financial transactions involving proceeds from the trafficking of cannabis can form a basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statute and the Bank Secrecy Act. Most federal and federally-insured state banks currently do not serve businesses that grow and sell cannabis products on the stated ground that growing and selling cannabis is illegal under federal law, even though the Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) issued guidelines to banks in February 2014 that clarified how financial institutions can provide services to cannabis-related businesses, consistent with financial institutions’ obligations under the Bank Secrecy Act (the “FinCEN Memo”). While the federal government has not initiated financial crimes prosecutions against state-law compliant cannabis companies or their vendors, the government theoretically could, at least against companies in the adult-use markets. The continued uncertainty surrounding financial transactions related to cannabis activities may result in financial institutions discontinuing services to the cannabis industry or limit our ability to provide loans to the cannabis industry.

While the FinCEN Memo is presumptively still in effect, FinCEN could elect to rescind the FinCEN Memo at any time. Banks remain hesitant to offer banking services to cannabis-related businesses. Consequently, those businesses involved in the cannabis industry continue to encounter difficulty in establishing banking relationships, which would negatively affect the business, financial condition and results of operations of borrowers. Our inability or the inability of our borrowers to maintain bank accounts would make it difficult for us to operate our business, would increase our operating costs and pose additional operational, logistical and security challenges, and could result in our inability to implement our business plan.

The terms of our loans require that our borrowers make payments on such loans via check or wire transfer. Only a small percentage of financial institutions in the United States currently provide banking services to licensed companies operating in the cannabis industry. The inability of our current and potential borrowers to open accounts and continue using the services of banks will limit their ability to enter into debt arrangements with us or may result in their default under our debt agreements, either of which could materially harm our business, operations, cash flow and financial condition.

The medical and adult-use cannabis industry is highly competitive, which could adversely affect our business, financial condition and results of operations.

The market for businesses in the cannabis industry is highly competitive and evolving. In addition to other state-regulated competitors, our borrowers may face competition from (i) unlicensed and unregulated market participants; (ii) individuals who produce cannabis for their own use under personal cultivation laws; and (iii) entities creating hemp-derived or other synthetic products which emulate the effects of cannabis. These competitors could change the demand, volume and profitability of the cannabis industry. This could adversely affect the ability of a borrower to secure long-term profitability and success through the sustainable and profitable operation of the anticipated businesses and investment targets, and could have a material adverse effect on a borrower’s business, financial condition or results of operations, which in turn, could adversely affect our business, financial condition and results of operations.

There can be no assurance that the cannabis industry will continue to exist or grow as currently anticipated.

There can be no assurance that the cannabis industry and market will continue to exist or grow as currently estimated or anticipated, or function and evolve in a manner consistent with our expectations and assumptions. Any event or circumstance that affects the medical or adult use cannabis industry and market could have a material adverse effect on our business, financial condition and results of operations, as well as the business, financial condition and results of operations of our borrowers.

Marketing constraints under regulatory frameworks may limit a borrower’s ability to compete for market share in a manner similar to that of companies in other industries.

The development of a borrower’s business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by regulations applicable to the cannabis industry. For example, the regulatory environment in Illinois would limit a borrower’s ability to compete for market  share in a manner similar to that of companies in other industries. Additionally, Illinois regulations impose further restrictions on sales in the adult-use cannabis market. If a borrower is unable to effectively market its products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for its products, its sales and operating results could be adversely affected, which could impact our business, results of operations and financial condition.

There is uncertainty in pricing and demand for cannabis and cannabis-based products.

Changes in the legal status of cannabis may result in an initial surge in demand. As a result of such initial surge, cannabis companies operating under such changed legal regime may not be able to produce enough cannabis to meet demand of the adult-use and medical markets, as applicable. This may result in lower than expected sales and revenues and increased competition for sales and sources of supply.

However, in the future, cannabis producers may produce more cannabis than is needed to satisfy the collective demand of the adult-use and medical markets, as applicable, and they currently are unable to export that oversupply into other markets where cannabis use is fully legal under all applicable jurisdictional laws. As a result, the available supply of cannabis could exceed demand, resulting in a significant decline in the market price for cannabis. If such supply or price fluctuations were to occur, companies operating in the cannabis industry may see revenue and profitability fluctuate materially and their business, financial condition, results of operations and prospects may be adversely affected, as could our business, financial condition and results of operations.

Similarly, the anticipated pricing of cannabis products may differ substantially from current levels given changes in the competitive and regulatory landscape. A borrower’s business model may be susceptible to erosion of profitability should cannabis and cannabis-related products experience secular pricing changes. Potential sources of pricing changes include overproduction, regulatory action, increased competition or the emergence of new competitors. Additionally, even if pricing of the broader cannabis and cannabis-related product market is sustained, there is no guarantee that a borrower will be successful in creating and maintaining consumer demand and estimated pricing levels. To do this, the borrower may be dependent upon, among other things, continually producing desirable and effective cannabis and cannabis-related products and the continued growth in the aggregate number of cannabis consumers. Campaigns designed to enhance a borrower’s brand and attract consumers, subject to restrictions imposed by law, can be expensive and may not result in increased sales. If the borrower is unable to attract new consumers, it may not be able to increase its sales.

As a result of changing consumer preferences, many consumer products attain financial success for a limited period of time. Even if a borrower’s products find success at retail, there can be no assurance that such products will continue to be profitable. A borrower’s success will be significantly dependent upon its ability to develop new and improved product lines and adapt to consumer preferences. Even if a borrower is successful in introducing new products or developing its current products, a failure to gain consumer acceptance or to update products could cause a decline in the products’ popularity and impair the brands. In addition, a borrower may be required to invest significant capital in the creation of new product lines, strains, brands, marketing campaigns, packaging and other product features, none of which are guaranteed to be successful. Failure to introduce new features and product lines and to achieve and sustain market acceptance could result in the borrower being unable to satisfy consumer preferences and generate revenue which could have a material adverse effect on the business, financial condition and results of operations of such borrower, and, in turn, on our business, financial condition and results of operations.

Our reputation and ability to do business, as well as the reputation of our borrowers and their ability to do business, may be negatively impacted by the improper conduct of third parties, including but not limited to business partners, employees or agents.

We cannot provide assurance that the internal controls and compliance systems of our borrowers will always protect us from acts committed by such companies’ employees, agents or business partners in violation of applicable laws and regulations in the jurisdictions in which they conduct operations, including those applicable to businesses in the cannabis industry. Any improper acts or allegations could damage our reputation, the reputation of our borrowers and subject us and our borrowers to civil or criminal investigations and related shareholder lawsuits, could lead to substantial civil and criminal monetary and non-monetary penalties, and could cause us or our borrowers to incur significant legal and investigatory fees.

Laws and regulations affecting the regulated cannabis industry are continually changing, which could materially adversely affect our proposed operations, and we cannot predict the impact that future regulations may have on us.

Local, state and federal cannabis laws and regulations have been evolving rapidly and are subject to varied interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan and could negatively impact our borrowers or prospective borrowers, which in turn could negatively impact our business. It is also possible that regulations may be enacted in the future that will be directly applicable to our proposed business. We can know neither the nature of any future laws, regulations, interpretations or applications nor the effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business. For example, if cannabis is no longer illegal under federal law, we may experience a significant increase in competition. Accordingly, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business. Violations of applicable laws, or allegations of such violations, could disrupt our borrowers’ businesses and result in a material adverse effect on their operations. We cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be materially adverse to the business of our borrowers, as well as our business.

Borrowers operating in a highly regulated business require significant resources.

Our borrowers are involved in the production, distribution or sale of cannabis products and operate in a highly regulated business. In such a case, we would expect a significant amount of such borrower’s management’s time and external resources to be used to comply with the laws, regulations and guidelines that impact their business, and changes thereto, and such compliance may place a significant burden on such management and other resources of a borrower.

Additionally, our portfolio companies may be subject to a variety of differing laws, regulations and guidelines in each of the jurisdictions in which they operate. Complying with multiple regulatory regimes will require additional resources and may limit a borrower’s ability to expand into certain jurisdictions. For example, even if cannabis were to become legal under U.S. federal law, companies operating in the cannabis industry would have to comply with all applicable state and local laws, which may vary greatly between jurisdictions, increasing costs for companies that operate in multiple jurisdictions. Any such diversion of resources could have a material adverse effect on the business, results of operation and financial condition of a borrower, which could in turn have a material adverse effect on our business, results of operations and financial condition.

Any failure or significant delay in our borrowers obtaining necessary regulatory approvals could adversely affect the ability of borrowers to conduct their businesses.

The ability of our borrowers to meet their business objectives will be contingent, in part, upon compliance with the regulatory requirements enacted by applicable government authorities and obtaining all regulatory approvals, where necessary, for modifications or expansions of their business or the sale of new products. We cannot predict the time required to secure all appropriate regulatory approvals,  additional restrictions that may be placed on our borrower’s business or the extent of testing and documentation that may be required by government authorities. Any delays in obtaining, or failure to obtain, regulatory approvals would significantly delay the development of markets and products and could have a material adverse effect on the business, results of operation and financial condition of any such borrower, or on our business, results of operations and financial condition.

Borrowers may become involved in regulatory or agency proceedings, investigations and audits.

As previously stated, our borrowers are involved in the production, distribution or sale of cannabis products and operate in a highly regulated business. Failure to comply with relevant federal and state laws and regulations could subject our borrowers to regulatory or agency proceedings or investigations and could also lead to damage awards, fines and penalties. Our borrowers may become involved in a number of government or agency proceedings, investigations and audits. The outcome of any regulatory or agency proceedings, investigations, audits and other contingencies could harm our reputation, the reputations of our borrowers or the reputations of the brands that they may sell, require the borrowers to take, or refrain from taking, actions that could impact their operations, or require them to pay substantial amounts of money, harming their and our financial condition. There can be no assurance that any pending or future regulatory or agency proceedings, investigations and audits will not result in substantial costs or a diversion of borrower management’s attention and resources or have a material adverse impact on their and our business, financial condition and results of operations.

Research in the United States, Canada and internationally regarding the medical benefits, viability, safety, efficacy and dosing of cannabis or isolated cannabinoids may cause adverse effects on our or borrowers’ operations.

Historically stringent regulations related to cannabis have made conducting medical and academic studies challenging. Many statements concerning the potential medical benefits of cannabinoids are based on published articles and reports, and as a result, such statements are subject to the experimental parameters, qualifications and limitations in the studies that have been completed. Future research and clinical trials may draw different or negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing or other facts and perceptions related to medical cannabis, which could adversely affect social acceptance of cannabis and the demand for their products.

There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention, or other research findings or publicity will be favorable to the cannabis market or any particular cannabis product or will be consistent with earlier publicity. Adverse future scientific research reports, findings and regulatory proceedings that are, or litigation, media attention or other publicity that is, perceived as less favorable than, or that questions, earlier research reports, findings or publicity (whether or not accurate or with merit) could result in a significant reduction in the demand for the cannabis products of a borrower. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis, or the products of a borrower specifically, or associating the consumption of cannabis with illness or other negative effects or events, could adversely affect such borrower. This adverse publicity could arise even if the adverse effects associated with cannabis products resulted from consumers’ failure to use such products legally, appropriately or as directed.

The cannabis industry is subject to the risks inherent in an agricultural business, including the risk of crop failure.

The growing of cannabis is an agricultural process. As such, a borrower with operations in the cannabis industry is subject to the risks inherent in the agricultural business, including risks of crop failure presented by weather, insects, plant diseases and similar agricultural risks. Although some cannabis production is conducted indoors under climate controlled conditions, cannabis continues to be grown outdoors and there can be no assurance that artificial or natural elements, such as insects and plant diseases, will not entirely interrupt production activities or have an adverse effect on the production of cannabis and, accordingly, the operations of a borrower, which could have an adverse effect on our business, financial condition and results of operations.

Many cannabis businesses are dependent on key personnel with sufficient experience in the cannabis industry.

The success of businesses in the cannabis industry is largely dependent on the performance of their respective management teams and key employees and their continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and significant costs may be incurred to attract and retain them. The loss of the services of any key personnel, or an inability to attract other suitably qualified persons when needed, could prevent a borrower from executing on its business plan and strategy, and the borrower may be unable to find adequate replacements on a timely basis, or at all. Such events and circumstances could have a material adverse effect on the operations of a borrower, which could have an adverse effect on our business, financial condition and results of operations.

Our borrowers may be vulnerable to rising energy costs.

Cannabis growing operations consume considerable energy, which makes a borrower vulnerable to rising energy costs and/or the availability of stable energy sources. Accordingly, rising or volatile energy costs or the inability to access stable energy sources may have a material adverse effect on the borrower’s business, financial condition and results of operations, which could also adversely affect our business, financial condition and results of operations.

Third-parties with whom we do business may perceive themselves as being exposed to reputational risk by virtue of their relationship with us and may ultimately elect not to do business with us.

By lending to borrowers in the cannabis industry, the parties with which we do business may perceive that they are exposed to reputational risk as a result of our loans to cannabis businesses. Failure to establish or maintain business relationships could have a material adverse effect on us.

The cannabis industry faces significant opposition, and any negative trends may cause adverse effects on the operations of our borrowers, which could cause adverse effects on our business.

By lending to borrowers in the cannabis industry, we will be substantially dependent on the continued market acceptance, and the proliferation of consumers, of cannabis. We believe that with further legalization, cannabis will become more accepted, resulting in growth in consumer demand. However, we cannot predict the future growth rate or future market potential, and any negative outlook on the cannabis industry may adversely affect our business operations and the operations of our borrowers.

Large, well-funded industries that perceive cannabis products and services as competitive with their own, including but not limited to the pharmaceutical industry, adult beverage industry and tobacco industry, all of which have powerful lobbying and financial resources, may have strong economic reasons to oppose the development of the cannabis industry. For example, should cannabis displace other drugs or products, the medical cannabis industry could face a material threat from the pharmaceutical industry, which is well-funded and possesses a strong and experienced lobby. Any inroads the pharmaceutical, or any other potentially displaced, industry or sector could make in halting or impeding the cannabis industry could have a detrimental impact on our business and the business of our borrowers.

Certain of our directors, officers, employees and investors who are not U.S. citizens may face constraints on cross-border travel into the United States.

Because cannabis remains illegal under U.S. federal law, non-U.S. citizens employed at or investing in companies doing business in the state legal cannabis industry could face detention, denial of entry or lifetime bans from the United States for their business associations with cannabis businesses. Entry to the United States happens at the sole discretion of the officers on duty of the U.S. Customs and Border Protection (“CBP”), and these officers have wide latitude to ask questions to determine the admissibility of a foreign national. The government of Canada has started warning travelers on its website that previous use of cannabis, or any substance prohibited by U.S. federal laws, could mean denial of entry to the United States. Business or financial involvement in the legal cannabis industry in Canada or in the United States could also be grounds for U.S. border guards to deny entry. On September 21, 2018, CBP released a statement outlining its current position with respect to enforcement of the laws of the United States. It stated that Canada’s legalization of cannabis will not change CBP enforcement of U.S. laws regarding controlled substances and because cannabis continues to be a controlled substance under U.S. federal law, working in or facilitating the proliferation of the legal marijuana industry in U.S. states where it is deemed legal or in Canada may affect admissibility to the United States. CBP updated its stated policy on October 9, 2018 to clarify that a Canadian citizen coming to the United States for reasons unrelated to the cannabis industry will generally be admissible to the United States.

As a result, CBP has affirmed that employees, directors, officers, managers and investors of companies involved in business activities related to cannabis in the United States or Canada (such as us), who are not U.S. citizens, face the risk of being barred from entry into the United States for life. On October 9, 2018, CBP released an additional policy statement indicating that Canadian citizens working in or facilitating the proliferation of the legal cannabis industry in Canada, if travelling to the United States for reasons unrelated to the cannabis industry, will generally be admissible. However, if the traveler is found to be entering into the United States for reasons related to the cannabis industry, he or she may be deemed inadmissible. Ultimately, travel restrictions imposed on our directors, officers, employees and investors could impair our ability to conduct business and to freely explore new strategic relationships.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Subsidiary of Private Company G Transactions

On February 14, 2021, in connection with the Sub. of Private Co. G Credit Facility, we entered into a syndication letter agreement (the “Initial Syndication Letter”) with our Manager to allocate $24,150,000 (the “Manager Portion”) of the total $46,150,000 of loans under the Sub. of Private Co. G Credit Facility to our Manager to fund or further allocate or syndicate. The Initial Syndication Letter also provides that our Manager shall act as administrative agent for the anticipated $46,150,000 credit facility and shall therefore be entitled to the entirety of any agent fee, which will be paid by the borrower and was contemplated to be 1.0% per annum of the total loan amount.

On February 22, 2021, we entered into an additional syndication letter agreement (the “Second Syndication Letter” and, together with the Initial Syndication Letter, the “Syndication Letters”) relating to the Sub. of Private Co. G Credit Facility with our Manager and AFC Investments, LLC (“AFC Investments”), one of our affiliates that is beneficially owned by Leonard Tannenbaum and Robyn Tannenbaum. Pursuant to the Second Syndication Letter, each party agreed that (i) we would severally and not jointly lend $22,000,000 of the Sub. of Private Co. G Credit Facility, (ii) AFC Investments would severally and not jointly lend $24,150,000 of the Sub. of Private Co. G Credit Facility and (iii) each funding under the Sub. of Private Co. G Credit Facility would be made pro rata in proportion to each party’s commitments and each party would receive payments of interest, principal, fees and other amounts due to such party, including the allocation of original issue discount, on such pro rata basis.

In April 2021, we entered into a loan commitment related to the Sub. of Private Co. G Credit Facility. The final loan commitment at such time was for $22,000,000 and we held the entire amount of the loan commitment with no portion syndicated to AFC Investments. Our Manager serves as the administrative agent of the Sub. of Private Co. G Credit Facility and receives agent fees equal to 1.0% per annum of the total loan commitment amount.

In September 2021, we entered into the A&R Sub. of Private Co. G Credit Agreement to, among other things, increase the total loan commitments by $53,400,000 across three tranches, with $10,000,000 of new loan commitments allocated to ABW, and the remaining $43,400,000 of new loan commitments allocated to us.

As of September 30, 2021, there was $47,400,000 of loans outstanding under the Sub. of Private Co. G Credit Facility, with approximately $42,643,000 of such loans owing to us and the remainder owing to ABW. In addition, as of September 30, 2021, approximately $374,000 of PIK interest had accrued with respect to the initial $22.0 million loan we funded in April. Amortization of the Sub. of Private Co. G Credit Facility under the A&R Sub. of Private Co. G Credit Agreement (the “A&R Sub. of Private Co. G Credit Facility”) will begin on September 30, 2022, and no principal has been repaid to us or ABW as of September 30, 2021. The A&R Sub. of Private Co. G Credit Facility bears interest at (i) a blended floating interest rate, which as of September 30, 2021 was 12.40% per annum, payable in cash, and (ii) a blended PIK interest rate of 1.7% per annum, payable in kind, in each case, across the three tranches of the A&R Sub. of Private Co. G Credit Facility. The A&R Sub. of Private Co. G Credit Facility has an exit fee of 10.0%, which will be reduced to 5.0% upon the satisfaction of certain specified criteria, and an annual agent fee of 1.0% of the total loan commitment amount. The aggregate amount of cash interest accrued for the period from April 30, 2021 (the date we initially funded the loan) to September 30, 2021 is approximately $1.3 million. The maturity date of the A&R Sub. of Private Co. G Credit Facility is May 1, 2026.

Private Company A Transactions

Private Company A Credit Agreement

On July 31, 2020, we acquired (pursuant to the transactions through which we acquired our initial portfolio of loans) an interest in the Private Company A Credit Facility pursuant to which we and one other lender initially held senior secured term loan commitments in an aggregate principal amount of $40,000,000, of which our loan commitment constituted $32,000,000 in principal amount. On October 23, 2020, we entered into an amendment to the Private Company A Credit Agreement (the “Private Company A Amendment”) to, among other things, increase our loan commitment under the Private Company A Credit Facility by $2,000,000 to an aggregate loan commitment of $34,000,000 in principal amount.

In July 2021, FLH, an affiliated entity in which Mr. Tannenbaum is the majority ultimate beneficial owner, purchased a third-party lender’s interest in such lender’s $8,500,000 portion of the loan to Private Company A under the Private Company A Credit Facility, with a 30-day option to purchase such interest from FLH. We, Private Company A and our Manager, as agent for the lenders under the Private Company A Credit Agreement (in such capacity, the “Agent”), concurrently amended and restated the Private Company A Credit Agreement to, among other things, add an additional tranche of loans, which increased the aggregate loan commitments thereunder by $30,000,000, $10,000,000 of which our Manager syndicated to ABW, an affiliate of ours that is wholly-owned by Mr. and Mrs. Tannenbaum and a trust affiliated with Mr. and Mrs. Tannenbaum, and $20,000,000 of which are held by a designee of the Agent, subject to the satisfaction of certain conditions precedent. The A&R Private Company A Credit Agreement has a maturity date of May 8, 2024. The original tranche of term loans has an exit fee of 2.0% of the original tranche term loan amount (excluding any unfunded portions of the original tranche term loan amount) and the additional tranche of term loans has an exit fee of 2.0% of the total amount of such additional tranches (excluding any unfunded portions of the additional tranche term loan amount). The original tranche of term loans has an agent fee of 1.0% of the total loan commitment amount payable annually. The second tranche of term loans has an agent fee of (i) 0.3333% of the total loan commitment amount of the additional tranche of term loans payable on the closing date of the A&R Private Company A Credit Agreement and (ii) 0.6667% of the total loan commitment amount of the additional tranche payable subject to the satisfaction of certain conditions precedent. The Private Company A Credit Facility bears interest at (i) a fixed interest rate of 13.0% per annum, payable in cash, and (ii) a blended PIK interest rate of 3.4% per annum, payable in kind, across the two tranches of loans under the Private Company A Credit Facility. The Private Company A Credit Facility included an upfront fee of 4.0% on the aggregate amount funded of the original tranche of term loans payable on the closing date of the original tranche of  term loans and an unused line fee of 2.0% of the amount of any unfunded portion of the term loans payable annually. In connection with certain financing accommodations, a fee of $750,000 was payable to the Agent by the borrower on the closing date thereof. The A&R Private Company A Credit Agreement also included an OID of $200,000 payable on the closing date of the A&R Private Company A Credit Agreement and $400,000 payable to lenders subject to the satisfaction of certain conditions precedent.

In September 2021, we entered into (i) the September Loan Assignment with FLH, Private Company A and our Manager, as the agent, pursuant to which we acquired FLH’s interest in the $8,500,000 portion of the loan to Private Company A, for a purchase price of approximately $8,471,307 (which equaled the outstanding principal amount of the loan plus any accrued and unpaid interest and less any unaccreted original issue discount) and (ii) the September Commitment Assignment with our Manager, pursuant to which our Manager assigned to us its commitment to make loans to Private Company A under the A&R Private Company A Credit Agreement in a principal amount of up to $20,000,000, which was funded in September 2021. We did not pay any consideration to our Manager for our acquisition of our Manager’s loan commitments under the A&R Private Company A Credit Agreement pursuant to the September Commitment Assignment. As a result of the September Assignments, the total loan commitments to Private Company A under the Private Company A Credit Facility increased to an aggregate commitment amount of $72,500,000, of which our total loan commitments accounted for $62,500,000.

As of September 30, 2021, Private Company A had $63,391,846 outstanding attributable to our allocation of the Private Company A Credit Facility, which consisted of $62,500,000 in initial funded principal amount and $1,590,831 in earned PIK interest added to the outstanding principal balance of the Private Company A Credit Facility, net of $874,987 of principal repayment to us and $218,672.04 of principal repayment to the third-party lender that subsequently sold its interest in its portion of the Private Company A Credit Facility to FLH and of which we ultimately acquired from FLH as described above. Amortization of the Private Company A Credit Facility began on May 1, 2021 and, on July 30, 2021, was paused until August 1, 2022 in connection with the A&R Private Company A Credit Agreement, and $874,987 of principal has been repaid through September 30, 2021. The Private Company A Credit Facility bears interest at (i) a fixed interest rate of 13.0% per annum, payable in cash, and (ii) a blended PIK interest rate of 3.4% per annum, payable in kind, across the two tranches of loans under the Private Company A Credit Facility. The aggregate amount of cash interest paid to us for the period from July 31, 2020 (the date we acquired the loan pursuant to the transactions through which we acquired our initial portfolio of loans) to and including September 30, 2021 is $5,069,906. The maturity date of the Private Company A Credit Facility is May 8, 2024.

Separately, FLH entered into a new credit facility with Private Company A and a third party lender under which Private Company A may draw up to $40,000,000 in bridge term loans secured by collateral separate from collateral securing the Private Company A Credit Facility. In connection with the new credit facility with FLH and a related equity raise by Private Company A, our Manager or its designees are entitled to (i) appoint three of the seven members of Private Company A’s board of directors and (ii) receive warrants to purchase common stock of Private Company A in an amount representing 13.7% of the equity interest of Private Company A on a fully-diluted basis. In connection with the equity raise by Private Company A, an investment vehicle controlled by Jonathan Kalikow, one of our directors and executive officers, acquired approximately 8.8% of the equity interest of Private Company A on a fully-diluted basis. As of September 30, 2021, Mr. Kalikow beneficially held or controlled through investment vehicles a total of approximately 10.1% of Private Company A’s equity interest on a fully-diluted basis. As of September 30, 2021, Mr. Tannenbaum beneficially held approximately 22.0% of Private Company A’s equity interest on a fully-diluted basis through investment vehicles, which amount reflects four separate acquisitions of equity of Private Company A by Mr. Tannenbaum, through various investment vehicles, from third-party stockholders.

Private Company I Credit Agreement

On July 14, 2021, we entered into a credit agreement with Private Company I pursuant to which we and ABW, an entity that is wholly-owned by Mr. and Mrs. Tannenbaum and is one of our and our Manager’s affiliates, provided a senior secured loan facility (the “Private Company I Credit Facility”) in an aggregate principal amount of $15.5 million. Our Manager serves as the agent for the lenders under the Private Co. I credit agreement. The Private Company I Credit Facility bears interest at per annum rates of (i) 12.0% plus LIBOR, payable in cash, and (ii) 2.5%, payable in kind. The Private Company I Credit Facility also contains an exit fee of 3.0%, an agent fee of 1.0% per annum of the outstanding term loan amount and OID of 4.0%. As of September 15, 2021, Private Company I had $10,109,310 outstanding attributable to our allocation of the Private Company I Credit Facility, which consisted of $10,075,000 in initial funded principal amount and $34,310 in earned PIK interest added to the outstanding principal balance of the Private Company I Credit Facility. Amortization of the Private Company I Credit Facility will begin on July 14, 2022 and no principal has been repaid to us as of September 30, 2021. The aggregate amount of cash interest paid to us up until September 15, 2021 is $178,413. The maturity date of the Private Company I Credit Facility is August 1, 2026.

The purpose of the senior secured loan facility was to, among other things, fund Private Company I’s refinancing of our existing bridge loan to Private Company I, which consisted of $5.5 million in then-outstanding principal amount. As part of the refinancing, the exit fee on the bridge loan was waived and the borrower was credited for a portion of the agent fee and original OID on the bridge loan.

Affiliate Investment in the Notes Offering

Mr. Tannenbaum, our Chief Executive Officer and one of our directors, has indicated an interest in purchasing, either directly or indirectly through an investment vehicle, up to $15.0 million in principal amount of Notes at the offering price through a resale transaction with the initial purchasers of the Notes offering. The initial purchasers will receive partial commissions from any Notes purchased by such person and/or entity as they will from any Notes sold to the public.